UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 8, 2018 (November 5, 2018)

DELPHI TECHNOLOGIES PLC

(Exact name of registrant as specified in its charter)

Jersey	001-38110	98-1367514
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Angel Court, 10th Floor

London EC2R 7HJ, UK

United Kingdom

(Address of principal executive offices)

Registrant’s telephone number, including area code: 011-44- (0) 203-057-4300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2018, the Board of Directors (the “Board”) of Delphi Technologies PLC (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Hari N. Nair, who as previously reported, was appointed by the Board on October 5, 2018 to serve as Interim Chief Executive Officer. The Employment Agreement provides Mr. Nair with a monthly base salary of US$183,125 per calendar month, payable in accordance with the Company’s normal payroll practices and monthly awards of restricted stock under the Company’s Long-Term Incentive Plan (“LTIP”) as more fully described below.

The monthly awards of restricted stock will be a fixed number of shares (the “Monthly Award”) equal to US$175,000 divided by the average of the closing prices of a Share for the ten (10) trading days immediately preceding October 24, 2018. The first grant of restricted stock covering the period beginning on October 5, 2018 through January 5, 2019 will be awarded to Mr. Nair on January 5, 2019 and the number of shares included in such award of Stock Based Compensation shall be equal to 3 times the Monthly Award. All awards of restricted stock will be will be fully vested from and after the date of grant. Following the grant on January 5, 2019 and commencing February 5, 2019, grants of the Monthly Award will be made on the 5th of each month during Mr. Nair’s continued employment.

Both the monthly base salary and Monthly Award will be pro-rated for each partial month of employment. The Employment Agreement does not have a fixed term or expiration date. The Employment Agreement also provides for Mr. Nair’s participation in the benefit package offered to U.S. executives of the Company, the Company’s tax equalization program for employees seconded from the United States to the United Kingdom, where the Company’s chief executive office is located and related tax preparation assistance.

Mr. Nair will continue his service on the Board of Directors of the Company but will not receive any additional compensation for Board service during the period of his employment.

Also on November 7, 2018, the Board entered into a Retention Agreement (the “Retention Agreement”) with the Company’s Chief Financial Officer, Vivid Sehgal. Pursuant to the Retention Agreement, Mr. Sehgal will be entitled to receive a retention bonus of $1,500,000 (the “Retention Bonus”) payable in a single installment on February 28, 2020. If Mr. Sehgal’s employment is terminated other than as a result of a death, disability, termination by the Company without cause, or termination by Mr. Sehgal for good reason (in each case a “Qualifying Termination”) (all as more fully described in the Retention Agreement), he will have no rights to any portion of the Retention Bonus that has not vested as of such termination. If, however, his employment is terminated as a result of a Qualifying Termination, Mr. Sehgal will receive the full amount of the Retention Bonus. In addition, the Retention Agreement provides that in the event that after February 28, 2020, Mr. Sehgal voluntarily terminates his employment or there is a Qualifying Termination, a pro-rata portion (based on time of service during the applicable vesting period) of any equity awards granted pursuant to the LTIP that have been outstanding for at least one year as of such employment termination date will vest and become payable on the date and in accordance with the provisions of the applicable equity award.

The foregoing descriptions are qualified in their entirety by reference to the Employment Agreement and Retention Agreement, each of which are filed as exhibits hereto.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits. The following exhibits are being furnished herewith:

Exhibit No.	Description

10.1	Employment Agreement, dated November 5, 2018 between Delphi Technologies PLC and Hari N. Nair

10.2	Retention Agreement, dated November 7, 2018 between Delphi Technologies PLC and Vivid Sehgal

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI TECHNOLOGIES PLC

Date: November 8, 2018	By:	/s/ James Harrington
	Name:	James Harrington
	Title:	Senior Vice President, General Counsel, Secretary
and Chief Compliance Officer